Exhibit 99.1

ForeFront Holdings, Inc. Announces Reverse Split of its Common Stock

SPRINGFIELD, TN — May 27, 2008 — ForeFront Holdings, Inc. (FOFH.OTC) announced today that it has implemented a one-for-five reverse stock split of its common stock.

As a result of the reverse stock split, as of the opening of business on May 28, 2008, the trading symbol for the Company’s shares on the Pink Sheets will be “FFHN” and the CUSIP number for the shares will be 34545T206. Shareholders of record on May 27, 2008 will receive a transmittal letter from the Company indicating how they can exchange their current pre-reverse stock split share certificates for new post-reverse stock split share certificates.

In connection with the reverse stock split, the Company also amended its Articles of Incorporation to decrease the aggregate number of shares of all classes of capital stock that it may issue.

No fractional shares of the Company’s common stock will be issued as a result of the reverse stock split; all fractional shares which would otherwise be required to be issued as a result of the reverse stock split will be rounded up to the nearest whole share.

About ForeFront Holdings, Inc.:

ForeFront Holdings, Inc. (“ForeFront”) is a leading supplier of golf bags and accessory products. The company and its subsidiaries have been marketing premium quality golf accessory products since 1907. ForeFront owns the Burton Golf, Datrek, Devant Sport Towels, Miller Golf and Sir Christopher Hatton brands and has licensing and/or distribution agreements with the NCAA, NFL/Wilson Sporting Goods, PGA TOUR, Champions Tour, LPGA, Nationwide Tour, Ryder Cup, and Top of the World Headwear. ForeFront services over 6,000 points of sale through multiple trade channels offering a wide selection of products. More information can be found at http://www.forefrontgolf.com.

Contact:

ForeFront Holdings, Inc.

Richard M. Gozia, 615-384-1286

Interim Chief Executive Officer

rgozia@forefrontgolf.com